Scottish Re Appoints Glenn S. Schafer as New Director

Company Release - 02/21/2006 16:05


HAMILTON, Bermuda, Feb. 21 /PRNewswire-FirstCall/ -- Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, today announced that its Board of Directors has named Glenn S. Schafer as a Director of the Company.

"We are delighted that Mr. Schafer has agreed to rejoin our Board and serve as a Director of Scottish Re. His experience in the industry coupled with his existing knowledge of our company gives him a unique perspective on our business," said Scott Willkomm, Chief Executive Officer and President of Scottish Re Group Limited. "We look forward to benefiting from Glenn's thirty plus years of experience in the areas of finance and insurance."

Mr. Schafer joined the Board of Directors of Scottish Re at the end of 2001 when the Company acquired Worldwide Reassurance Company Limited and Worldwide Holdings Limited from Pacific Life Insurance Company. At that time, Mr. Schafer was president of Pacific Life. Mr. Schafer served on the Board until resigning on excellent terms with the Company in February, 2005.

Mr. Schafer retired as Vice Chairman of Pacific Life Insurance Company at the end of 2005, having joined the company in 1986. During his tenure, Mr. Schafer served as Chief Financial Officer and President. He added the Vice Chairman role for the last ten months of his career at Pacific Life.

Mr. Schafer began his career with Peat Marwick Mitchell and Company in 1971 and joined Alexander Hamilton Life Insurance Company in 1974, eventually rising to senior vice president and Chief Financial Officer of that organization. He joined E.F. Hutton Life in 1982 and worked there until his move to Pacific Life.

Mr. Schafer also serves on the board of directors of Beckman Coulter, the Michigan State University Foundation, and Orange County's CASA, an organization that protects the rights of disadvantaged children involved in legal dependency proceedings.

Mr. Schafer graduated from Michigan State University with a Bachelor of Science degree in accounting. He received an MBA in finance from the University of Detroit in 1976. In addition, he is a member of the American Institute of Certified Public Accountants and a Fellow of the Life Management Institute


About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


     Contact:
     Gary Dombowsky
     Scottish Re
     (345) 914-7022


SOURCE  Scottish Re Group Limited
    -0-                             02/21/2006
    /CONTACT: Gary Dombowsky of Scottish Re Group Limited, +1-345-914-7022/ /Web site: http://www.scottishre.com /
    (SCT)